Exhibit 10.1

October 25, 2011

Tom (Yitao) Ren and Ying (Lily) Xiong
1776 Yorktown, Suite 435
Houston, Texas 77056

Re:	Stock Purchase Agreement, dated December 21, 2011, by and among SciQuest, Inc. (the “Company”), Tom (Yitao) Ren (“Ren”), Ying (Lily) Xiong (“Xiong”), John Paul Gutierrez and Ronald Dressin (the “Stock Purchase Agreement”)

Dear Tom and Lily:

This Letter Agreement sets forth our agreements regarding various matters pertaining to Ren’s termination of employment and the Earnout Payments. Each capitalized term that is used but not otherwise defined herein shall have the meaning assigned to it in the Stock Purchase Agreement.

1. Ren’s employment with the Company shall terminate effective October 31, 2011 (the “Ren Employment Termination”).

2. Concurrently with the execution of this Letter Agreement, Ren is executing the Company’s standard employment termination and release letter (the “Release Letter”).

3. Ren shall be available for consulting, as may be requested by the Company, for up to 20 hours per month until December 31, 2011 and for up to 10 hours per month thereafter until the expiration of the Third Earnout Period. Ren shall not be entitled to receive any additional compensation for these consulting services.

4. Regardless of whether the earnout targets referenced in Section 1.02(a)(iv) of the Stock Purchase Agreement are achieved, the Company shall make the Earnout Payments to Ren and Xiong that would be payable if all of the applicable earnout targets were achieved. Such Earnout Payments shall be payable to Ren and Xiong at the times and in the amounts provided for in Section 1.02 of the Stock Purchase Agreement. Furthermore, the Company hereby irrevocably waives its right pursuant to Section 1.02(a)(v) of the Stock Purchase Agreement to terminate the Earnout Payments to Ren and Xiong as a result of the Ren Employment Termination. In the interests of clarity, the Company does not waive or otherwise relinquish its rights pursuant to Section 1.02(a)(v) of the Stock Purchase Agreement to terminate the Earnout Payments to Ren and Xiong as a result of the termination of Xiong’s employment with the Company by reason of an Employee Resignation or a For Cause Termination.

5. All rights of Ren and Xiong to receive any Earnout Payments shall terminate immediately upon the occurrence of any violation by Ren or Xiong of any of the terms of (i) Section 4.06 of the Stock Purchase Agreement, (ii) that certain Intellectual Property Agreement between Ren and the Company, dated January 1, 2011, (iii) the Release Agreement, or (iv) this Letter Agreement.

6. From the date hereof until the expiration of the Third Earnout Period, Ren shall not contact, for any reason whatsoever, any party who was a customer or prospect of the Company during his employment with the Company (a “Customer/Prospect”) without the prior written consent of the Company. If a Customer/Prospect contacts Ren, Ren shall limit his response to that which is set forth on Exhibit A attached hereto.

7. The Company agrees not to denigrate, disparage, defame or cast aspersions on either Ren or Xiong. Ren and Xiong each agree not to denigrate, disparage, defame or cast aspersions on the Company, its owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, stockholders, employees or agents.

8. Ren and Xiong each agree to not, directly or indirectly, solicit, recruit, induce, incite or encourage any employee of the Company to terminate his or her employment relationship with the Company.

9. Ren and Xiong shall not object to the escrow claims set forth in the Company’s Officer’s Certificate, dated on or about the date hereof, and shall execute such Officer’s Certificate in order to authorize the escrow payments set forth therein.

Please signify your agreement with the foregoing by signing this copy and returning it to the undersigned on or before October 25, 2011. This Letter Agreement shall be null and void if not signed by Ren and Xiong on or before October 25, 2011.

Respectfully,

SCIQUEST, INC.

By:	/s/ Rudy C. Howard

Rudy C. Howard, Chief Financial Officer

ACCEPTED AND AGREED TO BY:

/s/ Tom (Yitao) Ren
Tom (Yitao) Ren
Date: 10/25/2011
/s/ Ying (Lily) Xiong
Ying (Lily) Xiong
Date: 10/25/2011